AMENDMENT
TO
CERTIFICATE OF DESIGNATION
OF
SERIES B 0% CONVERTIBLE PREFERRED STOCK
OF
EPICEPT CORPORATION

Pursuant to Section 151 of the General Corporation Law
of the State of Delaware

I, Robert W. Cook, President and Chief Executive Officer of EpiCept Corporation, a corporation organized and existing under the General Corporation Law of the state of Delaware (the “DGCL”), in accordance with the provisions of Section 151(g) thereof, DO HEREBY CERTIFY:

A.	That pursuant to the authority conferred upon the Board of Directors by the Third Amended and Restated Certificate of Incorporation of the Company, the said Board of Directors on March 28, 2012 adopted resolutions creating 1,065 shares of Preferred Stock designated as Series B 0% Convertible Preferred Stock (the “Series B Preferred Stock”); and

B. That the rights, privileges, preferences and restrictions of the Series B Preferred Stock were set forth in the Certificate of Designation of Preferences, Rights and Limitations of Series B 0% Convertible Preferred Stock filed on March 29, 2012 in the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”); and

C.	That, pursuant to the authority conferred upon the Board of Directors by the Third Amended and Restated Certificate of Incorporation of the Company, the Board of Directors on September 21, 2012 adopted the resolutions as set forth below modifying the “Conversion Price” of the Series B Preferred Stock, as that term is defined in the Certificate of Designation, subject to the approval of such modification by the sole shareholder of the Series B Preferred Stock; and

D.	That, on September 24, 2012, the sole shareholder of the Series B Preferred Stock approved the modification of the “Conversion Price” of the Series B Preferred Stock, as that term is defined in the Certificate of Designation, as set forth in the following resolution:

RESOLVED, that the first sentence of Section 6(b) of the Certificate of Designation of Preferences, Rights and Limitations of Series B 0% Convertible Preferred Stock of EpiCept Corporation filed on March 29, 2012 in the office of the Secretary of State of the State of Delaware (the “Certificate of Designation”) is hereby deleted and replaced by the following sentence:

“The conversion price for the Preferred Stock shall equal $0.08, subject to adjustment herein (the “Conversion Price”).

RESOLVED, FURTHER, that the Chairman, the President or any Vice-president, and the Secretary or any Assistant Secretary, of the Company be and they hereby are authorized and directed to prepare and file an Amendment to the Certificate of Designation in accordance with the foregoing resolution and the provisions of Delaware law.

F.	That except as otherwise amended hereby, the terms of the Certificate of Designation remain in full force and effect.

G.	That the effective date of this Amendment shall be September 26, 2012.

IN WITNESS WHEREOF, we have executed and subscribed this Amendment and do affirm the foregoing as true under the penalties of perjury this 26th day of September, 2012.

		By:	/s/ Robert W. Cook

		Name:	Robert W. Cook
		Title:	President and Chief Executive Officer
Attest:

By:	/s/ Charles Darder

Name:	Charles Darder
Title:	Assistant Secretary, Authorized Officer